Exhibit 99.1

To:	All Directors and Executive Officers of Sunoco, Inc.

From:	Stacy L. Fox, Senior Vice President, General Counsel & Corporate Secretary

Date:	September 27, 2012

This notice is to inform you that there are no longer restrictions under Sarbanes-Oxley Act of 2002 and U.S. Securities and Exchange Commission (“SEC”) Regulation BTR (Blackout Trading Restrictions) on your ability to trade in Sunoco, Inc. (“Sunoco”) common stock and derivative securities (such as stock options, stock appreciation rights and cash restricted stock units) as a result of the “blackout period” for the Sunoco, Inc. Capital Accumulation Plan (“SunCAP”).

The SunCAP blackout period described in the “Notice to Directors and Executive Officers of Sunoco, Inc. Concerning Limitations on Trading in Sunoco, Inc. Securities” provided to you on August 20, 2012 ended on Wednesday, September 26, 2012 at 4 p.m., four business days earlier than the anticipated end date of Tuesday, October 2, 2012. As you are aware, during the blackout period, SunCAP’s Sunoco, Inc. Common Stock Fund and the ESOP Fund were completely liquidated. The blackout period ended earlier than expected as a result of market conditions and the ability of the SunCAP’s record keeper to efficiently settle the trades and allocate proceeds to affected participants.

Please note that, even though there are no longer restrictions under Sarbanes-Oxley and Regulation BTR on your ability to directly or indirectly purchase, sell or otherwise transfer Sunoco equity securities, Sunoco’s Insider Trading Policy remains in effect. If you have any questions about this notice, please contact John J. DiRocco, Jr., Assistant General Counsel & Assistant Corporate Secretary, at 1818 Market Street, Philadelphia, PA 19103 or 215.977.6305.